                                                                     EXHIBIT 4.6

          Amendment No. 1, dated as of May 23, 2000 (the "Amendment"), among Dynatech Corporation, a Delaware corporation (the "Company"), Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands limited partnership ("Fund V"), and Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands limited partnership ("Fund VI"), to the Registration Rights Agreement, dated as of May 21, 1998 (the "Registration Rights Agreement"), among the Company, Fund V and the other parties thereto. Capitalized terms used herein without definition have the meanings ascribed thereto in the Registration Rights Agreement.

          WHEREAS, in order to finance the merger of a subsidiary of the Company and Wavetek Wandel Goltermann, Inc., the Company sold 12.5 million and 30.625 million newly-issued but unregistered shares of Common Stock to Fund V and Fund VI, respectively, for $4.00 per share, in each case pursuant to a stock subscription agreement, dated as of the date hereof (each a "Fund Stock Subscription Agreement"), between the Company and Fund V and Fund VI, respectively;

          WHEREAS, the Company, Fund V and Fund VI desire to amend the Registration Rights Agreement to provide registration rights to each of Fund V and Fund VI in respect of the shares of Common Stock purchased pursuant to the Fund Stock Subscription Agreements;

          NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements herein made, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Amendment to Section 2. Section 2 of the Registration Rights Agreement is amended as follows:

          (a)  to add the following definitions:

               "Fund V": Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands limited partnership and

               "Fund VI": Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands limited partnership.

          (b) to amend the definition of "Registrable Securities" to read in its entirety as follows:

               "Registrable Securities": (a) The Common Stock (i) received by
               -----------------------
               Fund V, the Manager and the Trusts as a result of the Merger,
               (ii) issued to each of Fund V and Fund VI pursuant to the Fund Stock Subscription Agreements or (iii) issued to Individual Investors pursuant to a stock subscription agreement or other agreement that provides that such Common Stock shall be Registrable Securities, (b) any shares of Common Stock issued pursuant to the terms of, and under the circumstances set forth in, Section 4, and (c) any securities issued or issuable with respect to any Common Stock referred to in the foregoing clauses (w) upon any conversion or exchange thereof, (x) by way of stock dividend or stock split, (y) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or (z) otherwise, in all cases subject to the last paragraph of Section 3.3. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a registration statement (other than a Special Registration pursuant to which such securities were issued by the Company) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement,
               (B) such securities shall have been distributed to the public in reliance upon Rule 144, (C) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, or (D) such securities shall have ceased to be outstanding.

          2. Amendment to Section 4.4. Section 4.4 of the Registration Rights Agreement is amended as follows:

          (a)  to amend Clause (iii) to read in its entirety as follows:

               (iii)  if to Fund V, to:

               Clayton, Dubilier & Rice
                  Fund V Limited Partnership
               1403 Foulk Road, Suite 106
               Wilmington, Delaware  19803
               Attention:   Brian D. Finn; and

          (b)  to add a new clause (iv) as follows:

               (iv)  if to Fund VI, to:

               Clayton, Dubilier & Rice

               Fund VI Limited Partnership
               1403 Foulk Road, Suite 106
               Wilmington, Delaware  19803
               Attention:   Brian D. Finn.
               ---------

          3.   Amendment of Reference to "Fund".  The references to the "Fund"
               --------------------------------
in Section 1(c), the definition of "Affiliate" in Section 2, and the first paragraph of Section 4.4 shall be amended to refer to both Fund V and Fund VI.

          4.   Confirmation of Registration Rights Agreement.  Other than as
               ---------------------------------------------
expressly modified pursuant to this Amendment, all provisions of the Registration Rights Agreement remain unmodified and in full force and effect.

          5.   Miscellaneous.  This Amendment shall be governed by and construed
               -------------
in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule to the extent such provision or rule would require or permit the application of the laws of any jurisdiction other than the State of New York. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument and shall bind and inure to the benefit of the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

                     DYNATECH CORPORATION



                     By:               /s/ Mark Tremallo
                        -------------------------------------------------
                         Name:  Mark V.B. Tremallo
                         Title:  Corporate Vice President and
                                 General Counsel

                     CLAYTON, DUBILIER & RICE
                       FUND V LIMITED PARTNERSHIP

                     By:  CD&R Associates V Limited Partnership,
                          its general partner

                          By:  CD&R Investment Associates II, Inc.,
                               a general partner



                               By:  /s/ Donald J. Gogel
                                    --------------------------------------------
                                    Name:  Donald J. Gogel
                                    Title: President, Chief Executive Officer,
                                             Secretary and Assistant Treasurer

                     CLAYTON, DUBILIER & RICE
                       FUND VI LIMITED PARTNERSHIP

                     By:  CD&R Associates VI Limited Partnership,
                          the general partner

                          By:  CD&R Investment Associates VI, Inc.,
                              its general partner



                              By:               /s/ Donald J. Gogel
                                 -----------------------------------------------
                                 Name:  Donald J. Gogel
                                 Title: President, Chief Executive Officer,
                                        Secretary and Assistant Treasurer